EXHIBIT 12
            CATERPILLAR FINANCIAL SERVICES CORPORATION

         COMPUTATION OF RATIO OF  PROFIT TO FIXED CHARGES
                            (Unaudited)
                       (Millions of Dollars)
                                   Three Months       Nine Months
                                      Ended              Ended
                                Sept. 30, Sept.30, Sept.30, Sept.30,
                                  1998     1997     1998     1997

Profit                           $  35.2   $ 23.0  $  84.4   $ 71.9

Add:
  Provision for income taxes        21.5     13.2     50.0     40.2

Deduct:
  Equity in profit of partnerships   (.6)     (.6)    (2.8)    (1.9)


Profit before taxes               $ 56.1   $ 35.6   $131.6   $110.2

Fixed charges:
  Interest on borrowed funds      $135.7    $96.6   $366.3   $263.9
  Rentals at computed interest*      1.0      1.0      2.9      2.3

Total fixed charges               $136.7   $ 97.6   $369.2   $266.2

Profit before taxes plus fixed
  charges                         $192.8   $133.2   $500.8   $376.4

Ratio of profit before taxes
plus fixed charges to fixed charges 1.41     1.36     1.36     1.41


*Those portions of rent expense that are representative of interest cost.